VOTING AGREEMENT

            This AGREEMENT dated as of February 2, 1999, among Vestar Capital Partners III, L.P., a Delaware limited partnership ("Vestar"), Vestar/Gray Investors LLC, a Delaware limited liability company ("Vestar/Gray"), and the parties listed on Schedule A hereto (each, a "Shareholder" and, collectively, the "Shareholders").

            WHEREAS, St. John Knits, Inc. (the "Company"), St. John Knits Incorporated, International, a Delaware and Barbados corporation ("Parent"), SJKAcquisition, Inc., a California corporation ("Merger Sub"), and Pearl Acquisition Corp., a Delaware corporation ("Acquisition") propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for (i) a merger (the "Reorganization Merger") of Merger Sub with and into the Company and (ii) as promptly as practicable following the consummation of the Reorganization Merger, a merger (the "Acquisition Merger" and, together with the Reorganization Merger, the "Mergers") of Acquisition with and into Parent, both upon the terms and subject to the conditions set forth in the Merger Agreement.

            WHEREAS, each Shareholder owns the number of shares of Common Stock, no par value, of the Company ("Company Common Stock") set forth opposite such Shareholder's name on Schedule A hereto (such shares of Company Common Stock, together with any other shares of Company Common Stock or shares of the Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock") of which such Shareholder acquires beneficial ownership after the date hereof and during the term of this Agreement (including, but not limited to, shares of Parent Common Stock into which shares of Company Common Stock are converted pursuant the Reorganization Merger) whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "Subject Shares"); and

            WHEREAS, as a condition to its willingness to cause Acquisition to enter into the Merger Agreement, Vestar/Gray has requested that the Shareholders enter into this Agreement.

            NOW, THEREFORE, to induce Vestar/Gray to cause Acquisition to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

            1. Representations and Warranties of the Shareholders.

            (a) Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to Vestar and Vestar/Gray as to itself as of the date hereof as follows:

            (i) Organization. The Shareholders that are entities are duly organized, validly existing and in good standing under the laws of the state of their incorporation, formation or organization.

            (ii) Authority; No Conflicts. Each Shareholder has the legal capacity (in the case of Shareholders that are natural persons), and all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each Shareholder and constitutes a valid and binding obligation of each Shareholder enforceable in accordance with its terms. Except for filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the applicable requirements of the Securities Act and the Exchange Act, and the applicable requirements of state securities, blue sky or takeover or other corporate laws, (A) except as set forth on Schedule A, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions contemplated hereby and (B) except as set forth on Schedule A, none of the execution and delivery of this Agreement by the Shareholders, the consummation of the transactions contemplated hereby and compliance with the terms hereof by the Shareholders will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws or analogous documents of each Shareholder (other than Shareholders that are natural persons) or any other agreement to which such Shareholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Shareholders or to each of the Shareholders' property or assets.

            (iii) The Subject Shares. Except as set forth on Schedule A, each Shareholder is the record and beneficial owner of, and has good and marketable title to, the number of Subject Shares set forth opposite such Shareholder's name on Schedule A hereto, free and clear of any encumbrances, agreements, adverse claims, liens or other arrangements with respect to the ownership of or the right to vote or dispose of the Subject Shares. None of the Shareholders beneficially or of record owns any shares of capital stock of the Company or securities convertible or exchangeable for shares of capital stock of the Company, other than as set forth opposite such Shareholder's name on Schedule A hereto. Each Shareholder has the sole right and power to vote and dispose of the Subject Shares. None of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Subject Shares, except as contemplated by this Agreement or as set forth on Schedule A.

            2. Representations and Warranties of Vestar and Vestar/Gray. Vestar and Vestar/Gray hereby represent and warrant to the Shareholders that Vestar and Vestar/Gray are duly organized, validly existing and in good standing under the laws of the state of their formation. Vestar and Vestar/Gray have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Vestar and Vestar/Gray and constitutes a valid and binding obligation of Vestar and Vestar/Gray enforceable in accordance with its terms. Except for filings required under the HSR Act, the applicable requirements of the Securities Act and the Exchange Act, and the applicable requirements of state securities, blue sky or takeover laws, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution of this Agreement by Vestar and Vestar/Gray and the consummation by Vestar and Vestar/Gray of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Vestar and Vestar/Gray, the consummation of the transactions contemplated hereby nor the compliance with the terms hereof by Vestar and Vestar/Gray will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws, limited liability company agreement, certificate of formation or analogous documents of Vestar or Vestar/Gray or any other agreement to which either of them is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license, or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Vestar or Vestar/Gray or to Vestar's or Vestar/Gray's property or assets.

            3. Covenants of the Shareholders. Until the termination of this Agreement in accordance with Section 8 hereof, each Shareholder agrees as follows:

            (a) Voting of Subject Shares. At any meeting of stockholders of the Company or Parent or at any adjournment thereof or in any other circumstances upon which any Shareholder's vote, consent or other approval is sought, each such Shareholder shall vote all of the Subject Shares then beneficially owned by such Shareholder (i) in favor of the Mergers and the adoption and the approval of the principal terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement,
      (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company or Parent under the Merger Agreement and (iii) against any action or agreement that would impede, interfere with, delay or postpone or that would reasonably be expected to discourage the Mergers, including, but not limited to: (A) any extraordinary corporate transactions (other than the Mergers), such as a merger, consolidation or other business combination involving the Company or Parent and their subsidiaries, a sale or transfer of a material amount of assets of the Company or Parent and their subsidiaries or a reorganization, recapitalization or liquidation of the Company or Parent and their subsidiaries; (B) any amendment of the Company's or Parent's articles or certificate of incorporation or by-laws or other proposal or transaction involving the Company or Parent or any of their subsidiaries, which amendment or other proposal or transaction would in any manner impede, prevent or nullify the Mergers, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company's or Parent's capital stock; (C) any change in the management or board of directors of the Company or Parent; (D) any material change in the present capitalization or dividend policy of the Company or Parent; or
      (E) any other material change in the Company's or Parent's corporate structure or business; provided, however, that in the event the Board of Directors of the Company shall have withdrawn, amended or modified its recommendation in accordance with Section 8.1 of the Merger Agreement, the Shareholders shall be permitted to vote the Subject Shares owned by them in favor of any action described in clause (iii)(A) above which is a Superior Proposal. Each Shareholder shall not hereafter, unless and until this Agreement terminates pursuant to Section 8 hereof, purport to grant (other than through the irrevocable proxy granted in Section 3(b)) any proxy or power of attorney with respect to any of the Subject Shares, deposit any of the Subject Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Subject Shares. Each Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

            (b) Proxies. Each Shareholder hereby grants to Vestar/Gray a proxy to vote all of the Subject Shares then beneficially owned by such Shareholder as indicated in Section 3(a) above. Each Shareholder agrees that this proxy shall be irrevocable and coupled with an interest, agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Shareholder with respect to any of the Subject Shares.

            (c) Transfer Restrictions. Each Shareholder agrees not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares to any person other than pursuant to the terms of the Merger Agreement, (ii) enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares or (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or impeding such Shareholder from performing any of its obligations under this Agreement.

            (d) Appraisal Rights. Each Shareholder hereby irrevocably waives any rights of appraisal with respect to the Mergers or rights to dissent from the Mergers that such Shareholder may have.

            (e) No Solicitation. Each of the Shareholders agrees that it shall not, directly or indirectly, nor shall it authorize, instruct or, if asked or notified, permit (to the extent feasible) any of its trustees, advisors, agents, representatives or other intermediaries to, (i) solicit, initiate, encourage or take any action to facilitate any submission of inquiries, proposals or offers from any person relating to
      (A) any acquisition or purchase of any or all of the Subject Shares or (B) any Transaction Proposal or agree to or endorse any Transaction Proposal, other than the transactions contemplated by the Merger Agreement, or (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing or furnish to any other person any information with respect to the Company's or Parent's business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing (other than in their capacities as officers and directors of the Company in the event that the Board of Directors of the Company has concluded in accordance with Section
      8.4 of the Merger Agreement that similar actions on the part of the Company are required in order for the Board of Directors to comply with its fiduciary duties under applicable law). Notwithstanding anything in this Agreement to the contrary, from and after the date hereof, each Shareholder shall promptly advise Vestar/Gray orally and in writing of the receipt by any of them (or any of the other entities or persons referred to above) of any Transaction Proposal (it being understood that to the extent received in their respective capacities as officer or director of the Company, their obligation to so advise Vestar/Gray shall be governed by the Merger Agreement) or any inquiry which is likely to lead to any Transaction Proposal, the material terms and conditions of such Transaction Proposal or inquiry, and the identity of the person making any such Transaction Proposal or inquiry. Each Shareholder will keep Vestar/Gray fully informed of the status and details of any such Transaction Proposal or inquiry (it being understood that to the extent such transaction proposal was received in their respective capacities as officer or director of the Company, their obligation to so advise Vestar/Gray shall be governed by the Merger Agreement).

            (f) Affiliate Letter. Each Shareholder shall deliver to Vestar/Gray on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit C to the Merger Agreement.

            (g) Consents. Each Shareholder agrees that to the extent that it is, or that it controls, any party to any Lease or other agreement between the Company or one of its subsidiaries and a third party set forth on Section
      9.3 of the Disclosure Schedule, it will deliver, or cause to be delivered any necessary approval or consent required in connection with the consummation of the transactions contemplated by the Merger Agreement without requiring the payment of or imposing any costs or obligations on the Company or exercising any preemptive rights.

            4. Contribution; LLC Agreement. (a) Each Shareholder hereby agrees that, prior to the Effective Time of the Reorganization Merger, it shall contribute all of the Subject Shares then beneficially owned by such Shareholder to Vestar/Gray, in exchange for (i) payment by Vestar/Gray of cash in immediately available funds in the amount set forth opposite such Shareholder's name on Schedule B hereto and (ii) the membership interest in Vestar/Gray set forth opposite such Shareholder's name on Schedule B hereto.

            (b) In connection with the undertakings contained in Section 4(a) hereof, Vestar and each Shareholder hereby agree that concurrently with the consummation of the transactions contemplated by Section 4(a) hereof, they will enter into the Limited Liability Company Agreement of Vestar/Gray in substantially the form attached hereto as Exhibit A.

            5. Further Assurances. Each of the Shareholders, Vestar and Vestar/Gray agrees that it will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as any of the Shareholders, Vestar or Vestar/Gray may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

            6. Stop Transfer Order. Each Shareholder hereby authorizes counsel for the Company to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares and that this Agreement places limits on the voting of the Subject Shares.

            7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto, except that Vestar and Vestar/Gray may assign, in their sole discretion, any or all of their rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Vestar or Vestar/Gray, respectively. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

            8. Termination. This Agreement shall terminate, and no party hereto shall have any rights or obligations hereunder, upon the first to occur of (a) the Effective Time of the Acquisition Merger and (b) the termination of the Merger Agreement in accordance with its terms.

            9. General Provisions.

            (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

            (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      if to Vestar or Vestar/Gray:

            c/o Vestar Capital Partners III, L.P.
            1225 17th Street, Suite 1660
            Denver, Colorado 80202
            Attention: James P. Kelley
            Facsimile: (303) 292-6639

      with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY  10017
            Attention: Robert L. Friedman, Esq.
            Facsimile: (212) 455-2502

      if to any of the Shareholders:

            c/o Robert E. Gray
            St. John Knits, Inc.
            17422 Derian Avenue
            Irvine, California 92614
            Facsimile: (949) 223-3272

      with a copy to:

            Hewitt & McGuire, LLP
            19900 MacArthur Boulevard, Suite 1050
            Irvine, California 92612
            Attention: Paul A. Rowe, Esq.
            Facsimile: (949) 798-0511

            (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

            (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

            (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

            10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which it may be entitled, at law or in equity, the parties shall be entitled to the remedy of specific performance of the covenants and agreements contained herein and injunctive and other equitable relief.

            11. No Termination or Closure of Trusts. Unless, in connection therewith, the subject Shares held by any trust which are presently subject to the terms of this Agreement are transferred upon termination to one or more Shareholders and remain subject in all respects to the terms of this Agreement, the Shareholders who are trustees shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the first to occur of (i) the Effective Time of the Acquisition Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

            12. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, with respect to the provisions of Section 4 also shall inure to the benefit of Parent and the Company. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies or any nature whatsoever under or by reason of this Agreement.

            IN WITNESS WHEREOF, each of Vestar, Vestar/Gray and the Shareholders have caused this Agreement to be signed by its signatory thereunto duly authorized, as of the date first written above.


                                       VESTAR CAPITAL PARTNERS III, L.P.

                                       By:  Vestar Associates III, L.P.,
                                             its General Partner

                                       By: Vestar Associates Corporation III,
                                             its General Partner

                                       By:  /s/ James P. Kelley
                                            -----------------------
                                            Name:


                                       VESTAR/GRAY INVESTORS LLC

                                       By:   VESTAR CAPITAL PARTNERS III, L.P.
                                       Its:  Managing Member

                                       By:   VESTAR ASSOCIATES III, L.P
                                       Its:  General Partner

                                       By:   VESTAR ASSOCIATES CORPORATION III
                                       Its:  General Partner

                                       By:  /s/ James P. Kelley
                                            -----------------------
                                            Name:
                                            Title:


                                            /s/ Robert E. Gray
                                            -----------------------
                                            ROBERT E. GRAY


                                            /s/ Marie Gray
                                            -----------------------
                                            MARIE GRAY


                                            /s/ Kelly A. Gray
                                            -----------------------
                                            KELLY A. GRAY

                                       GRAY FAMILY TRUST

                                       By:  /s/ Robert E. Gray
                                            -----------------------
                                            Name: Robert E. Gray

                                       By:  /s/ Marie Gray
                                            -----------------------
                                            Name: Marie Gray


                                       KELLY ANN GRAY TRUST

                                       By:  /s/ Robert E. Gray
                                            -----------------------
                                            Name: Robert E. Gray

                                       By:  /s/ Marie Gray
                                            -----------------------
                                            Name: Marie Gray

                                   SCHEDULE A

Shareholder                                                        Shares
-----------                                                        ------

Robert E. Gray                                                            0

Marie Gray                                                                0

Kelly A. Gray                                                       547,904

Gray Family Trust                                                   603,439*

Kelly Ann Gray Trust                                                 54,640

Totals                                                            1,205,983

*     59,425 of these shares are held in Street Name by Merrill Lynch

            Each of the Shareholders is a Reporting Person under the Schedule 13D dated December 8, 1998 which was initially filed with the Securities and Exchange Commission on or about December 17, 1998, (as amended, the "Schedule 13D"). Each Shareholder's right to vote or dispose of the Subject Shares is as set forth in the Schedule 13D.

            Certain of the Shareholders are parties to zero-cost collar arrangements with respect to certain of the Subject Shares, all as set forth in the Schedule 13D. In connection with those zero cost collar arrangements, the Gray Family Trust and Kelly Gray have each granted Merrill Lynch a first priority lien, charge and security interest in 70,700 and 80,700 shares, respectively, as security for their respective obligations under the zero-cost collar. The Gray Family Trust and Kelly Gray intend to have those shares released from such pledge arrangements prior to the Effective Time of the Acquisition Merger.

                                   SCHEDULE B

                                Membership Interest in
                                      Vestar/Gray             Cash Payment
                                -----------------------       ------------
Vestar                                  84.09%                    n/a

Robert E. Gray                              0%                    n/a

Marie Gray                                  0%                    n/a

Kelly A. Gray                            5.87%                 $5,709,990

Gray Family Trust                        9.14%                 $1,400,010

Kelly Ann Gray Trust                      .90%                    n/a
                                        -----                  ----------
Total                                     100%                 $7,110,000